Exhibit 4.2

OLD SECOND BANCORP, INC.,

Company

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 15, 2016

TO

INDENTURE

DATED AS OF DECEMBER 15, 2016

Relating To

5.750% Fixed-to-Floating Rate Senior Notes due 2026

i

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of December 15, 2016 (this “First Supplemental Indenture”), to the Base Indenture (defined below) between Old Second Bancorp, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company has executed and delivered to the Trustee the Indenture, dated as of December 15, 2016 (the “Base Indenture”, and, as supplemented by this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of its debt securities;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its debt securities to be known as its 5.750% Fixed-to-Floating Rate Senior Notes due 2026 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

1.01                        Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

1.02                        References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified.

1.03                        For purposes of this First Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Base Indenture” has the meaning provided in the recitals.

“Company” has the meaning provided in the preamble.

“Depository” has the meaning provided in Section 2.03.

“Event of Default” has the meaning provided in the Base Indenture as supplemented by the Event of Default described in Section 3.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Supplemental Indenture” has the meaning provided in the preamble.

“Fixed Rate Interest Payment Date” has the meaning provided in Section 2.04(b).

“Fixed Rate Period” has the meaning provided in Section 2.04(b).

“Floating Rate Interest Payment Date” has the meaning provided in Section 2.04(c).

“Floating Rate Period” has the meaning provided in Section 2.04(c).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Indenture” has the meaning provided in the recitals.

“Independent Tax Counsel” means a law firm, a member of a law firm or an independent practitioner that is experienced in matters of federal income taxation law, including the deductibility of interest payments made with respect to corporate debt instruments, and shall include any Person who, under the standards of professional conduct then prevailing and applicable to such counsel, would not have a conflict of interest in representing the Company or the Trustee in connection with providing the legal opinion contemplated by the definition of the term “Tax Event.”

“Interest Payment Date” has the meaning provided in Section 2.04(c).

“Interest Reset Period” means each period during the Floating Rate Period commencing on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.  The first Interest Reset Period shall commence on and include December 31, 2021.

“LIBOR” shall mean, with respect to any Interest Reset Period, the rate as published by Bloomberg (or, if such rate is not then published, another commercially available source providing quotations of such rate as selected by the Company from time to time) at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Reset Period, as the rate for dollar deposits in the London interbank market with a three-month maturity.  If such rate is not available at such time for any reason, then the rate for that Interest Reset Period will be determined by such alternate method as reasonably selected by the Company.

“Maturity Date” has the meaning provided in Section 2.02.

“Notes” has the meaning provided in the recitals.

“Paying Agent” has the meaning provided in Section 2.03(d).

“Redemption Date” means each date, if any, on which Notes are redeemed pursuant to Section 4.01 hereof.

“Tax Event” means the receipt by the Company of an opinion of Independent Tax Counsel to the effect that, as a result of:

(a)                                 an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

(b)                                 a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”);

(c)                                  an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or

(d)                                 a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of its Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are, for United States federal income tax purposes, substantially similar to the Notes;

in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Trustee” has the meaning provided in the preamble until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

2.01                        Designation and Principal Amount.

(a)                                 The Notes are hereby authorized and are designated the “5.750% Fixed-to-Floating Rate Senior Notes due 2026,” unlimited in aggregate principal amount.  The Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $45,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Article 2 of the Base Indenture.

(b)                                 The Company may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes issued on the date hereof in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional Notes or except for the first payment of interest following the issue date of such additional Notes), so that such additional Notes shall be consolidated and form a single series with such series of Notes issued on the date hereof and shall have the same terms as to status, redemption or otherwise as such series of Notes issued on the date hereof.

2.02                        Maturity.  The principal amount of the Notes shall be payable on December 31, 2026 (the “Maturity Date”).

2.03                        Form and Payment.

(a)                                 The Notes shall be issued as global notes, only in fully registered book-entry form, without coupons, substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof.  The terms and provisions contained in the Notes shall constitute, and expressly are made a part of this First Supplemental Indenture.  The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)                                 Payments of principal, premium, if any, and/or interest, if any, on the global notes representing the Notes shall be made to the Paying Agent (defined below) which in turn shall make payment to The Depository Trust Company as the depository with respect to the Notes (the “Depository”) or its nominee.

(c)                                  The global notes representing the Notes shall be deposited with the Depositary Custodian and shall be registered, at the request of the Depository, in the name of Cede & Co.

(d)                                 Wells Fargo Bank, National Association shall act as paying agent for the Notes (the “Paying Agent”).  The Company may appoint and change the Paying Agent without prior notice to the Holders.

2.04                        Interest.

(a)                                 Interest payable on any Interest Payment Date or the Maturity Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of December 15, 2016, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date or Maturity Date as the case may be.

(b)                                 The Notes will bear interest at a fixed rate of 5.750% per annum from and including December 15, 2016 to but excluding December 31, 2021 (the “Fixed Rate Period”).  Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on June 30 and December 31 of each year, commencing on June 30, 2017 (each such date a “Fixed Rate Interest Payment Date”).  The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the June 1 or December 1 immediately preceding the applicable Fixed Rate Interest Payment Date.

(c)                                  The Notes will bear a floating interest rate from and including December 31, 2021 to the Maturity Date or Redemption Date (the “Floating Rate Period”).  The floating interest rate for any Interest Reset Period will be equal to LIBOR for such Interest Reset Period plus 385 basis points.  During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2022 through the Maturity Date or Redemption Date (each such date, a “Floating Rate Interest Payment Date”, together with a “Fixed Rate Interest Payment Date”, an “Interest Payment Date”).  The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the March 15, June 15, September 15 or December 15 immediately preceding the applicable Floating Rate Interest Payment Date.

(d)                                 If any Interest Payment Date, including the Maturity Date, falls on a day that is not a Business Day, the related payment will be made on the next succeeding Business Day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding December 15, 2021, and, thereafter, a 360-day year and the number of days actually elapsed.

2.05                        Ranking.  The Notes shall be unsecured senior indebtedness of the Company and shall rank equally and ratably in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness outstanding from time to time.

2.06                        Notes Not Convertible or Exchangeable.  The Notes shall not be convertible into, or exchangeable for, any other securities of the Company, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

2.07                        No Sinking Fund.  No sinking fund shall be provided with respect to the Notes.

ARTICLE 3

EVENTS OF DEFAULT

3.01                        Events of Default.

Pursuant to Section 5.01 of the Base Indenture, “Event of Default”, whenever used with respect to the Notes, shall include with respect to the Company any default under any bond, debenture, note or other evidence of indebtedness for borrowed money of or guaranteed by the Company having an aggregate principal amount outstanding of at least $25,000,000, or under any mortgage, indenture or instrument (including this Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money of or guaranteed by the Company having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled; provided, that for purposes of the Event of Default described in this Section 3.01, the term “indebtedness” shall not include any obligations of the Company pursuant to a lease where the Company is a lessee which obligations are required under GAAP to be treated as capitalized leases.

ARTICLE 4

REDEMPTION OF THE NOTES

4.01                        Optional Redemption.

(a)                                 The Notes shall not be redeemable prior to December 31, 2021, except as provided in Section 4.01(b).  The Notes shall be redeemable, in each case, in whole or in part, at the option of the Company beginning with the Interest Payment Date on December 31, 2021 and on any Interest Payment Date thereafter, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

(b)                                 The Company may also, at its option, redeem the Notes at any time before the Maturity Date in whole, but not in part, at any time, upon the occurrence of a Tax Event.  Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

(c)                                  If the Company elects to redeem the Notes pursuant to the optional redemption provisions of Section 4.01(a) or 4.01(b) of this First Supplemental Indenture, at least 45 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 60 days before the Redemption Date, the Company shall furnish to the Trustee an Officers’ Certificate setting forth (i) the applicable section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price and (v) a Company Board Resolution.

(d)                                 In the case of a redemption pursuant to Section 4.01(a), if less than all of the Notes are to be redeemed and the Notes are Global Securities, the Notes to be redeemed shall be selected in accordance with the applicable procedures of the Depository.  If the Notes are not Global Securities, the Trustee shall select the Notes to be redeemed on a pro rata basis or on as nearly a pro rata basis as is practicable.  The Trustee shall promptly notify in writing the Company of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes selected shall be in minimum amounts of $1,000 or integral multiples of $1,000 in excess thereof; no Notes of a principal amount of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not equal to $2,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

(e)                                  In the case of any redemption, at least 30 days but no more than 60 days before the Redemption Date, the Company shall send in accordance with the applicable procedures of the Depository, or if the Notes are not then Global Securities the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address appearing on the register.  The notice shall identify the Notes to be redeemed (including the CUSIP and/or ISIN numbers thereof, if any) and shall state:

(i)                                     the Redemption Date;

(ii)                                  the principal amount of the Notes that are being redeemed;

(iii)                               the redemption price and accrued interest to the Redemption Date that is payable pursuant to Section 11.02 of the Base Indenture;

(iv)                              if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date and upon surrender of such Notes, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(v)                                 the name and address of the Paying Agent;

(vi)                              that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vii)                           that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(viii)                        if such notice is conditioned upon the satisfaction of one or more conditions precedent, the nature of such conditions precedent;

(ix)                              the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(x)                                 that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

The Company may state in the notice of redemption that payment of the redemption price and performance of its obligations with respect to redemption or purchase may be performed by another Person.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, that the Company shall have delivered to the Trustee, at least 45 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice and attaching a copy of such notice, which shall set forth the information to be stated in such notice as provided in this Section 4.01.  If any condition precedent to a redemption has not been satisfied, the Company will provide written notice to the Trustee not less than two Business Days prior to the Redemption Date that such condition precedent has not been satisfied, the notice of redemption is rescinded or delayed and the redemption subject to the satisfaction of such condition precedent shall not occur or shall be delayed. The Trustee shall promptly send a copy of such notice to the Holders of the Notes.

ARTICLE 5

MISCELLANEOUS

5.01                        Ratification of Base Indenture.  The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

5.02                        Trust Indenture Act Controls.  If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act of 1939, the imposed duties shall control.

5.03                        Conflict with Indenture.  To the extent not expressly amended or modified by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect.  If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

5.04                        Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

5.05                        Successors.  All agreements of the Company in the Base Indenture, this First Supplemental Indenture and the Notes shall bind its successors.  All agreements of the Trustee in the Base Indenture and this First Supplemental Indenture shall bind its successors.

5.06                        Counterparts.  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes.

5.07                        Trustee Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this First Supplemental Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture, and shall not be responsible for any statement of the Company in this First Supplemental Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

OLD SECOND BANCORP, INC.

By:	/s/ James L. Eccher
Name:	James L. Eccher
Title:	President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE OF DTC.  THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES SPECIFIED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

OLD SECOND BANCORP, INC.

5.750% Fixed-to-Floating Rate Senior Note Due 2026

No. R-1	CUSIP No.: 680277 AB6

$45,000,000

OLD SECOND BANCORP, INC., a Delaware corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $45,000,000 (the “Principal”) on December 31, 2026.

Interest Payment Dates:  June 30 and December 31 of each year, commencing June 30, 2017 to and including December 31, 2021 at a fixed rate equal to 5.750% per year (the “Fixed Rate Interest Payment Dates”), and March 31, June 30, September 30, and December 31 of each year commencing March 31, 2022 (the “Floating Rate Interest Payment Dates”, and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”), at an annual floating rate equal to LIBOR for the applicable Interest Reset Period plus 385 basis points (3.85%).

Interest Record Dates:  June 15 and December 15 of each year, commencing June 15, 2017 to and including December 15, 2021 (the “Fixed Rate Record Dates”), and March 15, June 15, September 15, and December 15 of each year from and including March 15, 2022 (the “Floating Rate Record Dates”, and together with the Fixed Rate Record Dates, the “Record Dates”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

OLD SECOND BANCORP, INC.

By:
Name:	James L. Eccher
Title:	President and Chief Executive Officer

Signature Page to Global Note

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein and referred to in the within-mentioned Indenture.

Dated: December 15, 2016	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Signature Page to Global Note

OLD SECOND BANCORP, INC.

5.750% Fixed-to-Floating Rate Senior Note Due 2026

1.                                      Interest.  Old Second Bancorp, Inc., a Delaware corporation (the “Company”), promises to pay interest on the Principal amount of this Note on each Fixed Rate Interest Payment Date, with interest accruing from and including December 15, 2016, to but excluding December 31, 2021, at an initial fixed rate of 5.750% per year, and quarterly in arrears thereafter on each Floating Rate Interest Payment Date through December 31, 2026 (the “Maturity Date”) or any Redemption Date (as defined below), with such interest accruing from and including December 31, 2021, at a floating rate equal to an interest rate per annum equal to LIBOR for the applicable Interest Reset Period plus 385 basis points.  Interest will be computed on the basis of a 360-day year of twelve 30-day months to but excluding December 31, 2021 and, thereafter, a 360-day year and the number of days actually elapsed.  If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.                                      Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Record Date and prior to such Interest Payment Date.  Holders must surrender Notes to the Trustee to collect principal payments.  The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Payment of principal of (and premium, if any) and any such interest on this Note will be made at the Corporate Trust Office of the Trustee or at any other office or agency designated by the Company for such purpose; provided that at the option of the Company, payment of interest may be made by check mailed to the address of the Holder entitled thereto as such address appears in the Note register, provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on all Global Notes; provided, further, that the Company will pay all principal, interest and premium, if any, on any Global Notes registered in the name of DTC or its nominee in immediately available funds to DTC or such nominee, as the case may be, as the registered holder of such Global Notes.

3.                                      Paying Agent.  Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as Paying Agent.  The Company may change any Paying Agent without notice to the Holders.

4.                                      Indenture.  The Company and the Trustee entered into an Indenture, dated as of December 15, 2016 (the “Base Indenture”) and a First Supplemental Indenture, dated as of December 15, 2016, setting forth certain terms of the Notes pursuant to Article 2 of the Base Indenture (the “Supplemental Indenture” and, together with the Supplemental Indenture, the “Indenture”).  Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.  The terms of the Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Base Indenture.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and holders of Notes are referred to the Base Indenture and the TIA for a statement of them.  To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

5.                                      Optional Redemption.  The Notes are redeemable, in whole or in part, at the option of the Company, beginning with the Interest Payment Date on December 31, 2021, and on any Floating Rate Interest Payment Date thereafter (each, a “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the Redemption Date.  On and after the Redemption Date, interest shall cease to accrue on the Notes or the portions thereof called for redemption.  The provisions of Article 11 of the Base Indenture and Article 4 of the First Supplemental Indenture shall apply to the redemption of any Notes by the Company.

6.                                      Redemption Upon Tax Event.  The Company may also, at its option, redeem the Notes before the Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Tax Event.  Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.  The provisions of Article 11 of the Base Indenture and Article 4 of the First Supplemental Indenture shall apply to the redemption of any Notes by the Company.

7.                                      Denominations; Transfer; Exchange.  The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000.  A Holder shall register the transfer of or exchange Notes in accordance with the Indenture.  The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Company need not issue, register the transfer of or exchange any Notes or portions thereof for a period of 15 days before such series is selected for redemption, nor need the Company register the transfer or exchange of any Note selected for redemption in whole or in part.

8.                                      Persons Deemed Owners.  The registered Holder of a Note shall be treated as the owner of it for all purposes.

9.                                      Unclaimed Funds.  If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Company at its written request.  After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

10.                               Legal Defeasance and Covenant Defeasance.  The Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

11.                               Amendment; Supplement; Waiver.  Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes of all series then outstanding affected by such amendment or supplement (voting as one class), and any existing Default or Event of Default or compliance with certain provisions of the Indenture with respect to a series may be waived with the consent of the Holders of a majority in aggregate principal amount of all the Notes of such series then outstanding, except a default in the payment of principal or interest on the Notes.  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, or make any other change that does not adversely affect the rights of any Holder of a Note in any material respect.

12.                               Defaults and Remedies.  If an Event of Default occurs and is continuing, the principal amount of the Notes, together with accrued interest to the date of declaration, may be declared to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received security or indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.

13.                               No Sinking Fund.  There is no sinking fund provided for the Notes.

14.                               Trustee Dealings with Company.  Subject to certain limitations imposed by the TIA and the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee.

15.                               No Recourse Against Others.  No stockholder, director, officer, employee, member or incorporator, as such, of the Company, or any successor Person thereof shall have any liability for any obligation under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of a Note by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

16.                               Authentication.  This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

17.                               Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.                               CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

19.                               Governing Law.  The laws of the State of New York shall govern the Indenture and this Note thereof.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                     agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Dated:	Signed:

(Signed exactly as name appears on the other side of this Note)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or increases or decreases to this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or DTC Custodian